Exhibit 99.1

TSS, Inc.
Transaction Description for the Unaudited Pro Forma Condensed
Consolidated Financial Statements

On December 28, 2018, TSS, Inc. (the "Company"), through its wholly owned subsidiary, Innovative Power Systems, Inc. ("IPSI") completed the sale of substantially all of the operations of IPSI to Innovative Power, LLC for $2.5 million in cash (the "Transaction"). The Transaction is subject to normal and customary closing conditions and subject to adjustment. The operations of IPSI are located in Dulles, Virginia.

The following unaudited pro forma condensed consolidated financial statements and explanatory notes present the financial statements of the Company assuming the Transaction occurred as of September 30, 2018 with respect to the balance sheet and as of January 1, 2017 with respect to the statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017.

TSS, Inc.
Unaudited Pro Forma Consolidated Balance Sheets
(in thousands)
As of September 30, 2018

	Registrant
	Historical	Adjustments	Notes	Pro Forma

Assets
Current Assets
Cash and cash equivalents	$3,186	$2,325	(d)	$5,511
Contract and other receivables, net	2,620	(484)	(e)	2,136
Costs and estimated earnings in excess of billings on uncompleted contracts	311	(55)	(e)	256
Inventories, net	83			83
Prepaid expenses and other current assets	217	(5)	(e)	212
Total current assets	6,417			8,198
Property and equipment, net	408			408
Goodwill	1,907	(1,127)	(e)	780
Intangible assets, net	470	(53)	(e)	417
Other assets	109		(e)	109
Total assets	$9,311	$601		$9,912
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$3,088	$(644)	(e)	$2,444
Billings in excess of costs and estimated earnings on uncompleted contracts	3,330	(75)	(e)	3,255
Total current liabilities	6,418			5,699
Convertible notes, less current portion, net	1,795			1,795
Deferred revenue - noncurrent portion	126			126
Other liabilities	49			49
Total liabilities	8,388	(719)		7,669

Stockholders’ Equity	923	1,320	(f)	2,243
Total liabilities and stockholders’ equity	$9,311	$601		$9,912

See accompanying notes to unaudited pro forma financial statements

TSS, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
(in thousands except per-share amounts)
For the nine months ended Sept 30, 2018

	Registrant Historical	Adjustments	Notes	Pro Forma
Results of Operations:
Revenue	$16,587	(3,441)	(a)	$13,146
Cost of revenue, excluding depreciation and amortization	10,140	(2,160)	(a)	7,980
Gross profit, excluding depreciation and amortization	6,447			5,166
Operating expenses:
Selling, general and administrative	4,747	(669)	(b)	4,078
Depreciation and amortization	297	(6)	(c)	291
Total operating costs	5,044			4,369
Operating income	1,403			797
Interest income (expense), net	(306)			(306)
Other income (expense), net	-			-
Income before income taxes	1,097			491
Income tax expense	47			47
Net income	1,050			444
Basic and diluted income per Share:
Income per common share	$0.06			$0.03
Weighted average common shares outstanding	16,178			16,178

See accompanying notes to unaudited pro forma financial statements

TSS, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
(in thousands except per-share amounts)
For the year ended December 31, 2017

	Registrant Historical	Adjustments	Notes	Pro Forma
Results of Operations:
Revenue	$18,316	(3,856)	(a)	$14,460
Cost of revenue, excluding depreciation and amortization	10,591	(2,234)	(a)	8,357
Gross profit, excluding depreciation and amortization	7,725			6,103
Operating expenses:
Selling, general and administrative	6,459	(1,269)	(b)	5,190
Depreciation and amortization	481	(5)	(c)	476
	(321)			(321)
Total operating costs	6,619			5,345
Operating income	1,106			758
Interest income (expense), net	(328)			(328)
Other income (expense), net	(3)			(3)
Income before income taxes	775			427
Income tax expense	9			9
Net income	766			418
Basic and diluted income per Share:
Income per common share	$0.05			$0.03
Weighted average common shares outstanding	15,505			15,505

See accompanying notes to unaudited pro forma financial statements

TSS, Inc.
Notes to Unaudited Pro Forma Consolidated Financial Information

1. Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements and explanatory notes present the financial statements of TSS, Inc. and subsidiaries (the "Company") assuming the Transaction, as described in the Description of Transaction preceding these financial statements, occurred as of September 30, 2018 with respect to the balance sheet and as of January 1, 2017 with respect to the statements of operations for the nine-months ended September 30, 2018 and the year ended December 31, 2017.

The unaudited pro form condensed consolidated financial statements are presented for illustrative purposes only and do not purport to represent what the financial position or results of operations of the Company would have been had the Transaction occurred on the dates noted above, or to project the financial position or results of operations of the Company for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The pro forma adjustments are directly attributable to the Transaction and are expected to have a continuing impact on the results of operations of the Company. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial statements have been made.

The following are descriptions of the columns in the accompanying unaudited pro forma condensed consolidated financial statements:

Historical - represents the historical condensed consolidated balance sheet of the Company as at September 30, 2018 and the historical condensed consolidated statements of operations of the Company for the nine months ended September 30, 2018 and the year ended December 31, 2017.

Pro Forma Adjustments - represents the adjustments to the historical condensed consolidated financial statements required to derive the pro forma financial position of the Company as of September 30, 2018, assuming the Transaction occurred as of September 30, 2018, and the pro forma results of operations of the Company for the nine months ended September 30, 2018 and the year ended December 31, 2017, assuming the Transaction occurred as of January 1, 2017.

2. Pro Forma Adjustments

(a)	This adjustment reflects the elimination of revenues and cost of goods sold of the disposed business.

(b)

This adjustment reflects the elimination of operating and administrative expenses that were directly attributed to the sold operations and a proportionate share of corporate overhead costs attributable to the business sold. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated.

(c)	This adjustment reflects elimination of depreciation and amortization directly attributed to the sold business.

(d)	This adjustment represents the receipt of cash consideration at the closing of the transaction, net of working capital adjustments.

(e)	These adjustments reflect the elimination of assets and liabilities attributable to the sold business.

(f)

This adjustment reflects the gain of $ 1,320,000 arising from the transaction as of 30 September 2018. This estimated gain has not been reflected in the pro forma consolidated statement of operations as it is considered to be non-recurring in nature. No adjustment has been made to the sale proceeds to give effect to any post-closing adjustments under the terms of the asset purchase agreement.